AGREEMENT AND PLAN OF DISTRIBUTION
                 dated as of ___________ __, 1997

                             between

                    VALERO ENERGY CORPORATION
                               and
              VALERO REFINING AND MARKETING COMPANY

                        TABLE OF CONTENTS

                                                             Page

ARTICLE I DEFINITIONS. . . . . . . . . . . . . . . . . . . . . .2
     1.1.  Definitions . . . . . . . . . . . . . . . . . . . . .2

ARTICLE II TRANSACTIONS RELATING TO THE DISTRIBUTION . . . . . .8
     2.1.  Intercorporate Reorganization . . . . . . . . . . . .8
     2.2.  Assumption of Liabilities . . . . . . . . . . . . . 12
     2.3.  Repayment of Intercompany Indebtedness and
             Cash Dividend . . . . . . . . . . . . . . . . . . 13
     2.4.  Resignations. . . . . . . . . . . . . . . . . . . . 13
     2.5.  VRM Certificate of Incorporation and By-Laws;
             Rights Plan; Name Change. . . . . . . . . . . . . 14
     2.6.  Insurance . . . . . . . . . . . . . . . . . . . . . 14
     2.7.  Nonassignable Contracts . . . . . . . . . . . . . . 14
     2.8.  Interim Services Agreement. . . . . . . . . . . . . 15
     2.9.  Company Guarantees. . . . . . . . . . . . . . . . . 15
     2.10.  Conduct of Businesses. . . . . . . . . . . . . . . 16

ARTICLE III MECHANICS OF DISTRIBUTION. . . . . . . . . . . . . 16
     3.1.  Mechanics of Distribution . . . . . . . . . . . . . 16
     3.2.  Timing of Distribution. . . . . . . . . . . . . . . 16

ARTICLE IV OTHER AGREEMENTS. . . . . . . . . . . . . . . . . . 16
     4.1.  Use of Names, Trademarks, etc.. . . . . . . . . . . 16
     4.2.  Intercompany Accounts as of the Time of
              Distribution. . . . . . . . . . . . . . . . . . .17
     4.3.  Hunting Lease . . . . . . . . . . . . . . . . . . . 17
     4.4.  Airplanes . . . . . . . . . . . . . . . . . . . . . 17
     4.5.  Intercompany Arrangements . . . . . . . . . . . . . 17
     4.6.  Further Assurances. . . . . . . . . . . . . . . . . 18

ARTICLE V TAX AND EMPLOYEE MATTERS . . . . . . . . . . . . . . 18
     5.1.  Tax Sharing; Exclusivity of Tax Sharing Agreement . 18
     5.2.  Employee Benefits . . . . . . . . . . . . . . . . . 18
     5.3.  Employees . . . . . . . . . . . . . . . . . . . . . 18
     5.4.  Non-Competition Covenants . . . . . . . . . . . . . 19

ARTICLE VI ACCESS TO INFORMATION . . . . . . . . . . . . . . . 20
     6.1.  Provision of Records and Information. . . . . . . . 20
     6.2.  Access to Information . . . . . . . . . . . . . . . 20
     6.3.  Production of Witnesses . . . . . . . . . . . . . . 21
     6.4.  Retention of Records. . . . . . . . . . . . . . . . 21
     6.5.  Confidentiality . . . . . . . . . . . . . . . . . . 21

ARTICLE VII CONDITIONS . . . . . . . . . . . . . . . . . . . . 22
     7.1.  Conditions to Obligations of the Company. . . . . . 22

ARTICLE VIII INDEMNIFICATION . . . . . . . . . . . . . . . . . 23
     8.1.  Indemnification by VRM. . . . . . . . . . . . . . . 23
     8.2.  Indemnification by Retained Company . . . . . . . . 24
     8.3.  Procedures Relating to Indemnification. . . . . . . 24
     8.4.  Certain Limitations . . . . . . . . . . . . . . . . 26
     8.5.  Express Negligence. . . . . . . . . . . . . . . . . 26

ARTICLE IX MISCELLANEOUS AND GENERAL . . . . . . . . . . . . . 27
     9.1.  Modification or Amendment . . . . . . . . . . . . . 27
     9.2.  Waiver; Remedies. . . . . . . . . . . . . . . . . . 27
     9.3.  Counterparts. . . . . . . . . . . . . . . . . . . . 27
     9.4.  Governing Law . . . . . . . . . . . . . . . . . . . 27
     9.5.  Notices . . . . . . . . . . . . . . . . . . . . . . 27
     9.6.  Entire Agreement. . . . . . . . . . . . . . . . . . 28
     9.7.  Certain Obligations . . . . . . . . . . . . . . . . 28
     9.8.  Assignment. . . . . . . . . . . . . . . . . . . . . 29
     9.9.  Captions. . . . . . . . . . . . . . . . . . . . . . 29
     9.10. Specific Performance . . . . . . . . . . . . . . .  29
     9.11. Severability . . . . . . . . . . . . . . . . . . .  29
     9.12. Third Party Beneficiaries. . . . . . . . . . . . .  29
     9.13. Schedules. . . . . . . . . . . . . . . . . . . . .  29
     9.14. Tax Sharing Agreement. . . . . . . . . . . . . . .  30

Annex A   Interim Services Agreement

          AGREEMENT AND PLAN OF DISTRIBUTION, dated as of __________ __, 1997 (this "Agreement"), between VALERO ENERGY CORPORATION, a Delaware corporation (the "Company") and VALERO REFINING AND MARKETING COMPANY, a Delaware corporation and as of the date hereof a wholly-owned subsidiary of the Company ("VRM").

                       W I T N E S S E T H:

          WHEREAS, the Company, PG&E Corporation, a California corporation ("Acquiror"), and PG&E Acquisition Corporation, a Delaware corporation ("Sub"), have entered into an Agreement and Plan of Merger dated as of January 31, 1997 (the "Merger Agreement"), providing for the Merger (as defined in the Merger Agreement) of Sub with and into the Company;

          WHEREAS, immediately prior to the Effective Time (as defined in the Merger Agreement), the Company's Board of Directors, subject to the approval of the Company's stockholders, expects to distribute to the holders of common stock, par value $1.00 per share, of the Company ("Company Common Stock"), other than shares held in the treasury of the Company, on a pro rata basis all of the issued and outstanding shares of common stock, par value $0.01 per share, of VRM ("VRM Common Stock"), along with the associated VRM Rights (as defined in the Merger Agreement) (the "Distribution");

          WHEREAS, the purpose of the Distribution is to make possible the Merger by divesting the Company of the businesses and operations to be conducted by VRM, which Acquiror is unwilling to acquire;

          WHEREAS, it is the intention of the parties to this Agreement that for federal income tax purposes the Distribution shall qualify as a transaction described in Section 355 of the Internal Revenue Code of 1986, as amended (the "Code") and a "reorganization" within the meaning of Section 368(a)(1)(D) of the Code; and

          WHEREAS, this Agreement sets forth or provides for certain agreements by and between the Company and VRM in consideration of the separation of the ownership of the Company and VRM;

          NOW, THEREFORE, in consideration of the premises, and of the respective covenants and agreements set forth herein, the parties hereto hereby agree as follows:


                            ARTICLE I
                           DEFINITIONS

          1.1. Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreement. As used in this Agreement, the following terms shall have the following respective meanings:

          "Acts or Omissions" shall mean negligence, gross negligence, breaches of express or implied warranties, premises liability, violations of the Texas Deceptive Trade Practices Act, breaches of duties under the law of strict liability in tort (including defects in design, manufacturing, marketing, warnings, and distribution), defamation, false imprisonment or arrest, malicious prosecution, or any other misfeasance, malfeasance, non-feasance, breaches of legal duties, tortious conduct, intentional torts, malicious conduct, false or misleading or deceptive or unconscionable conduct, or any combination thereof.

          "Airplanes" shall mean the airplanes to be co-owned by Valero Corporate Services and Valero Management Company described on Schedule 2.1(b)(ii)(J).

          "By-Laws" shall mean VRM's by-laws substantially in the form filed as an Exhibit to the VRM Registration Statement.

          "Cash Dividend" shall have the meaning set forth in Section 2.3(a).

          "Certificate of Incorporation" shall mean VRM's amended and restated certificate of incorporation substantially in the form filed as an Exhibit to the VRM Registration Statement.

          "Company Group" shall mean the Retained Company and the Retained Subsidiaries, whether now or hereafter existing.

          "Company Guarantees" shall mean, collectively, the guarantees of obligations of the VRM Group by the Company or the Retained Subsidiaries, a complete and accurate list of which is set forth on Schedule 1.1(a).

          "Contract Rights" shall mean, as of any given date, any and all right, title and interest of the Company and any of its Subsidiaries (other than VRM and its Subsidiaries) in and to any and all of the Project Contracts and other rights under, in and to contracts and agreements, written or oral, express or implied, legal and equitable, of every kind or description, pertaining or related in any way to the MTBE Project; and all estates, rights, privileges, claims and causes of action, immunities, and other appurtenances and rights, and all assets subject to liabilities connected to the above and which, in any such case, is either (i) in force and effective at the date hereof, or (ii) arises under or with respect to any document, paper, instrument or other intangible interest of any of the types specified above, in force and effect at the date hereof and pursuant to which any reversion, remainder, contingent or other residual right, title, interest or liability remains in the Company, and which in each case pertains or relates in any way to the MTBE Project; together with all tolls, rents, revenues, issues, earnings, income, products and profits thereof accruing on or after the date hereof.

          "Distribution Date" shall mean the date determined by the Board of Directors of the Company on which the Distribution is to be effected.

          "Environmental Law" shall mean any and all applicable laws, statutes, ordinances, rules, regulations, orders, or permits of any Governmental Entity or agency regulating, relating to or pertaining to the protection of health, or the environment, or the use, storage, treatment, generation, transportation, handling, Release or disposal of Hazardous Substances, in effect in any and all jurisdictions in which the Company is conducting or at any time has conducted the business, including without limitation, the Oil Pollution Act of 1990, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1976, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Emergency Planning and Community Right-to-Know Act, the Hazardous Liquid Pipeline Safety Act, as amended, and the Natural Gas Pipeline Safety Act of 1979, as amended, and regulations adopted thereunder.

          "Environmental Liabilities" shall mean all Liabilities relating to or arising out of any Environmental Law or Environmental Permit or relating to Hazardous Substances or environmental, health or safety matters (including without limitation removal, remediation or cleanup costs, investigatory costs, governmental response costs and administrative oversight costs, environmental monitoring costs, natural resources damages, property damages, personal injury damages, costs of compliance with any contractual obligation or settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations).

          "Filings" shall mean the Registration Statements, the Proxy Statement-Prospectus, and any other document filed or required to be filed with the SEC in connection with the transactions contemplated by the Reorganization Agreements, or any preliminary or final form thereof or any amendment or supplement thereto.

          "Group" shall mean the Company Group or the VRM Group, as applicable.

          "Hazardous Substance" shall mean any waste, substance, material, pollutant or contaminant presently listed, defined, designated or classified as hazardous or regulated, under any Environmental Law.

          "Hunting Lease" shall mean the hunting lease described on Schedule 2.1(b)(ii)(K) to be assigned to Valero Corporate Services.

          "Indemnifiable Losses" shall mean, subject to Section 8.4, all losses, Liabilities, damages, deficiencies, obligations, fines, expenses, claims, demands, actions, suits, proceedings, judgments or settlements, whether or not resulting from Third Party Claims, including interest and penalties recovered by a third party with respect thereto and out-of-pocket expenses and reasonable attorneys' experts' and accountants', fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the Indemnitee's rights hereunder, suffered by an Indemnitee.

          "Indemnitee" shall mean any of the Retained Company Indemnitees or the VRM Indemnitees, as applicable, who or which may seek indemnification under this Agreement.

          "Information" shall mean all records, books, subscriptions, contracts, instruments, computer data and other data and information.

          "Intercompany Arrangement" shall have the meaning set forth in
Section 4.5.

          "Intercompany Note" shall have the meaning set forth in Section
2.3(b).

          "Intercompany Reorganization" shall mean the actions taken prior to the Distribution to separate the VRM Business and the Retained Business, including without limitation, the actions set forth in Article II.

          "IRBs" shall mean the 10.25% Refunding Revenue Bonds Series 1987A and the 10.625% Revenue Bonds Series 1987B, issued by the Industrial Development Corporation of Port Corpus Christi, with VRM as the borrower and the Company as guarantor.

          "Liabilities" shall mean with respect to any Person, any and all debts, liabilities, commitments and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever or however arising, including, without limitation, all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under law, rule, regulation, permits, action or proceeding before any court or regulatory agency or administrative agency, order or consent decree or any award of any arbitrator of any kind, and those arising under contract, commitment or undertaking.

          "MTBE Project" shall mean the installation of a plant in Mexico to produce methyl tertiary butyl ether and transactions related thereto described on Schedule 1.1(b).

          "No-Action Letter" shall mean a letter from the staff of the SEC indicating, among other things, that the Division of Corporation Finance will not recommend enforcement action to the SEC if the VRM Common Stock is distributed pursuant to the Distribution without registration under the Securities Act.

          "Personal Property" shall mean, collectively, as of any given date, the personal property owned by Valero Management Company including without limitation computer hardware, communications equipment, auto, trucks, personal computers, lamps, chairs, desks, artwork, office furniture, books and office supplies.

          "Project Contracts" shall mean, as of any given date, and include any contract or agreement heretofore entered into for the provision of any money, guarantee, debt, service, labor, materials or improvements, or any other good, service, duty, obligation or thing of value pertaining or related to the MTBE Project, including, without limitation, any and all contracts, agreements, guarantees, letters, letters of intent, undertakings or understandings, written or unwritten, in respect thereto, including, without limitation the Letter of Intent, the Memorandum of Understanding, the PROESA-BANAMEX Letter, the VEC-PEMEX Letter, the PIBSA Offer Letter, the GOLDMAN Letter, the Association Agreement, the MTBE Sales Agreement, the Butane Supply Agreement, the Construction Agreement, the Surety Agreement, the License Agreement, the Technical Support Agreement, the PEMEX Option, the UOP Agreements and the Negotiation Services Agreement (in each case, as defined on Schedule 1.1(b)).

          "Record Date" shall have the meaning set forth in Section 3.1.

          "Release" shall have the meaning given such term in the Comprehensive Environmental Response, Compensation and Liability Act 42 U.S.C. s 9601(22).

          "Retained Assets" shall mean, collectively, as of any given date, any and all of the assets, properties and rights, whether tangible or intangible, whether real, personal or mixed, whether fixed, contingent or otherwise, and wherever located, of the Company and its Subsidiaries (other than the VRM Assets).

          "Retained Business" shall mean the business heretofore and currently engaged in by the Company and its Subsidiaries and their respective predecessors of purchasing, gathering, processing, storing, transporting, selling, trading and marketing natural gas, the business of extracting, processing, fractionating, transporting, selling, trading and marketing natural gas liquids, and related risk management, and the business of purchasing, wheeling, selling, marketing and trading electric power and related risk management, each as currently engaged in by the Company through VNG and its Subsidiaries.

          "Retained Company Assumed Liabilities" shall mean, collectively, all Liabilities relating to or arising in connection with the Retained Assets or the Retained Business (other than such Liabilities expressly assumed or retained by the VRM Group pursuant to this Agreement), whether arising before, at or after the Time of Distribution, which are to be assumed by the Retained Company or any Retained Subsidiary pursuant to the transactions contemplated by this Agreement, including without limitation the Liabilities relating to or arising out of the items set forth on Schedule 1.1(c), but in the any event, excluding VRM Assumed Liabilities.

          "Retained Company Indemnitees" shall mean the Retained Company (including after the Effective Time the Acquiror), each Affiliate of the Retained Company, including any of its direct or indirect Subsidiaries, and each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

          "Retained Liabilities" shall mean, collectively, all of (i) the Environmental Liabilities relating to or arising in connection with the Retained Business, (ii) the Liabilities of any member of the Company Group under this Agreement, any other Reorganization Agreement or the Interim Services Agreement, in each case, to which the Company is a party or will be a party, (iii) the Liabilities relating to or arising in connection with the businesses, assets or operations of the Company Group (other than the VRM Assumed Liabilities), as heretofore, currently or hereafter conducted, (iv) the Retained Company Assumed Liabilities and (v) the Liabilities retained or assumed by the Company or any member of the Company Group pursuant to the Employee Benefits Agreement.

          "Tax" or "Taxes" shall have the meaning set forth in the Tax Sharing Agreement.

          "Teco Litigation" shall mean Teco Pipeline Company v. Valero Energy Corporation, Valero Transmission, L.P., Valero Management Company, Valero Hydrocarbons, L.P., VMGA Company, Valero Marketing, L.P., VNGC Holding Company, Valero Industrial Gas, L.P., Valero Natural Gas Company, Valero Gas Marketing, L.P., Valero Eastex Pipeline Company, VLDC, L.P., Valero Transmission Company, Reata Industrial Gas, L.P., Valero Gas Marketing Company, Valero Nortex, L.P., Valero Gas Storage Company, Valero Northern Texas Company, Valero Hydrocarbons Company, West Texas Transmission Co., VT Company, Valero Natural Gas Partners, L.P., Valero Management Partnership, L.P., William E. Greehey and Stan L. McLelland; In the 215th Judicial District Court of Harris County, Texas (Cause No. 96- 020628) and any other action, claim, lawsuit, arbitration or appeal to obtain or recover damages or any other economic benefit as a result of any action or omission by any member of the Company Group or any of its Representatives in connection with the performance or exercise of duties or obligations, including statutory and common law fiduciary duties, arising out of or related to the ownership, operation, management or maintenance of the Valero-Teco West Texas System at any time from February 28, 1985 to January 27, 1997.

          "Third Party Claim" shall have the meaning set forth in Section
8.3(a).

          "Time of Distribution" shall mean the time as of which the Distribution is effective.

          "Transfer Agent" shall mean Harris Trust and Savings Bank, the transfer agent for the Company Common Stock.

          "UOP Agreements" shall mean, collectively, (a) the Engineering Agreement, dated as of July 1, 1993, between UOP and PROESA, (b) the Oleflex Process License Agreement, dated November 21, 1994, between UOP and PROESA,
(c) the Merox Process Licenses Agreement, dated November 21, 1994, between UOP and PROESA, (d) the UOP Oxygenate Removal Process License Agreement, dated November 21, 1994, between UOP and PROESA, (e) the Huels Complete Saturation Process License Agreement, dated November 21, 1994, between UOP and PROESA,
(f) the Ethermax Process License Agreement, dated November 21, 1994, between UOP and PROESA, (g) the Butamer Process License Agreement, dated November 21, 1994, between UOP and PROESA, (h) the Guarantee Agreement, dated November 21, 1994, between UOP and PROESA, and (i) the Supply Agreement, dated November 21, 1994, between UOP Equitec Services, Inc. and PROESA, as each of the same may be from time to time amended, restated, supplemented, superseded or replaced.

          "Valero Coal Company" shall mean Valero Coal Company, a Delaware corporation and, as of the date of this Agreement, a wholly-owned Subsidiary of the Company.

          "Valero Corporate Services" shall mean Valero Corporate Services Company, a Delaware corporation and, as of the date of this Agreement, a wholly-owned Subsidiary of the Company.

          "Valero Management Company" shall mean Valero Management Company, a Delaware corporation and, as of the date of this Agreement, a wholly-owned Subsidiary of the Company.

          "Valero Producing Company" shall mean Valero Producing Company, a Delaware corporation and, as of the date of this Agreement, a wholly-owned Subsidiary of the Company.

          "VMGA Company" shall mean the VMGA Company, a Texas corporation and, as of the date of this Agreement, a wholly-owned Subsidiary of Valero Management Company.

          "VRM Assets" shall mean, collectively, (i) all assets currently owned by VRM and any of its Subsidiaries (other than any such assets which pursuant to, or as a consequence of, this Agreement are to be transferred to, or retitled in the name of the Company or one of the Retained Subsidiaries) and which, as of and after the Time of Distribution are to be owned by the VRM Group and (ii) all assets which are currently owned by the Company or one or more of the Retained Subsidiaries and which pursuant to, or as a consequence of, this Agreement are to be transferred to VRM or any of its Subsidiaries and which as of and after the Time of Distribution are to be owned by a member of the VRM Group.

          "VRM Assumed Liabilities" shall mean, collectively, the Liabilities set forth in Section 2.2(a).

          "VRM Business" shall mean (i) the business of purchasing, transporting, storing, processing, selling, trading, marketing and refining crude oils, residual fuel oils and other refinery feedstocks, and of manufacturing, transporting, storing, selling, trading and marketing gasolines, gasoline blendstocks, butanes, liquefied petroleum gases, other refined products and petrochemicals, as currently conducted by the Company through VRM and its Subsidiaries, and related risk management (ii) certain insurance-related operations as currently conducted through VMGA Company,
(iii) certain coal-seam gas and other coal-related operations as currently conducted through Valero Coal Company, (iv) certain oil and gas exploration and production operations as currently conducted through Valero Producing Company, (v) certain real estate leasing operations as currently conducted through Valero Management Company, and (vi) the business conducted with the Butane Splitter and Debutanizer (but excluding any business conducted with the assets of the VRM Business transferred or to be transferred to the Company Group pursuant to this Agreement).

          "VRM Common Stock" shall have the meaning set forth in the third paragraph of this Agreement.

          "VRM Group" shall mean VRM, its Subsidiaries, and that portion of any Person, whether now or hereafter existing, which conduct the VRM Business (after giving effect to the transfers set forth in Article II).

          "VRM Indemnitees" shall mean VRM, each Affiliate of VRM from and after the Time of Distribution and each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

          "VRM Liabilities" shall mean, collectively, all of (i) the Environmental Liabilities relating to or arising in connection with the VRM Business, (ii) the Liabilities of any member of the VRM Group under this Agreement, any other Reorganization Agreement, or the Interim Services Agreement and of VRM under Section 7.10 of the Merger Agreement, in each case, to which VRM is a party or will be a party, (iii) the Liabilities relating to or arising in connection with the businesses, assets or operations of the VRM Group (other than the Retained Company Assumed Liabilities), as heretofore, currently or hereafter conducted, (iv) the VRM Assumed Liabilities, and (v) the Liabilities retained or assumed by VRM or any member of the VRM Group pursuant to the Employee Benefits Agreement.

                            ARTICLE II
            TRANSACTIONS RELATING TO THE DISTRIBUTION

          2.1.  Intercorporate Reorganization.

          (a) Prior to or at the Time of Distribution, the Company and VRM hereby undertake to complete the actions specified in this Section 2.1, to (i) transfer, or cause to be transferred, to VRM or one of its Subsidiaries, as appropriate, effective as of or prior to the Time of Distribution, all of the right, title and interest of the Company or any Retained Subsidiary (a list of which is set forth on Schedule 2.1(a)), as appropriate, in any VRM Assets and have VRM or one of its Subsidiaries, as appropriate, assume and agree to pay, perform and discharge in due course each of the VRM Assumed Liabilities, and
(ii) transfer, or cause to be transferred, to the Company or a Retained Subsidiary, as appropriate, effective as of or prior to the Time of Distribution, all the right, title and interest of VRM or any VRM Subsidiary, as appropriate, in any Retained Assets and have the Company or a Retained Subsidiary, as appropriate, assume and agree to pay, perform and discharge in due course each of the Retained Company Assumed Liabilities.

          (b) Prior to the Time of Distribution, the Company and VRM each agree to take, or cause to be taken, the following actions in connection with the Distribution:

          (i)  Transfers of Capital Stock and Partnership Interests

               (A) the Company shall transfer all of its right, title and interest in the outstanding shares of capital stock of Valero Corporate Services to VRM or one of its Subsidiaries;

               (B) the Company shall cause Valero Management Company to transfer all of its right, title and interest in the outstanding shares of capital stock of VMGA Company to VRM or one of its Subsidiaries;

               (C) the Company shall transfer all of its right, title and interest in the outstanding shares of capital stock of Valero Coal Company to VRM or one of its Subsidiaries;

               (D) the Company shall transfer all of its right, title and interest in the outstanding shares of capital stock of Valero Producing Company to VRM or one of its Subsidiaries;

          (ii) Other Transfers

               (A) the Company shall transfer all of its right, title and interest in the name "Valero" and the "Walking Flame" trademark each as described on Schedule 4.1 to VRM;

               (B) Valero Management Company shall transfer all of its right, title and interest in the real estate set forth on Schedule 2.1(b)(ii)(B) to Valero Corporate Services;

               (C) Valero Management Company shall transfer all of its right, title and interest in the promissory notes set forth on Schedule 2.1(b)(ii)(C) to Valero Corporate Services;

               (D) Valero Management Company shall transfer all of its right, title and interest in the leases set forth on Schedule 2.1(b)(ii)(D) to Valero Corporate Services;

               (E) the Company shall transfer all of its right, title and interest in its limited partnership interest in the San Antonio Spurs professional basketball team to Valero Corporate Services;

               (F) the Company shall transfer all of its right, title and interest in season tickets to San Antonio Spurs and Houston Rockets professional basketball games to Valero
Corporate Services;

               (G) Valero Management Company and the Company shall transfer all of their right, title and interest in the computer software set forth in items A through E on Schedule 2.1(b)(ii)(G) to Valero Corporate Services, and Valero Corporate Services will also grant to Valero Management a nonexclusive, freely transferable, fully paid, perpetual license to the software set forth in item E on Schedule 2.1(b)(ii)(G) which includes, or at the Time of Distribution such schedule shall be amended to include, all material software developed by the Company and its Subsidiaries which is used in the Retained Business;

               (H) VNG shall transfer all of its right, title and interest in the Butane Splitter and Debutanizer set forth on Schedule 2.1(b)(ii)(H) to Valero Refining Company;

               (I) Valero Management Company shall transfer all of its right, title and interest in the Personal Property as reflected on Schedule 2.1(b)(ii)(I), to Valero Corporate Services;

               (J) Valero Management Company shall transfer a 50% interest in the Airplanes to Valero Corporate Services so that each will be co-owners of the Airplanes on the terms as set forth on Schedule 2.1(b)(ii)(J);

               (K) Valero Management Company shall assign all of its right, title and interest in the Hunting Lease to Valero Corporate Services;

               (L) VNG shall transfer all of its right, title and interest in the methanol pipeline segments set forth on Schedule 2.1(b)(ii)(L) to Valero Refining Company;

               (M) The Company shall assign all of its right, title and interest in the Contract Rights to VRM;

               (N) The Company will cause Valero Marketing and Supply to assign all commodity swap contracts and similar contracts entered into by Valero Marketing and Supply on behalf of the Retained Companies to the appropriate members of the Company Group;

               (O) The Company will cause Valero Marketing and Supply to transfer to accounts designated by the Retained Company all commodities, commodity futures, commodity options and other similar commodity contracts held by Valero Marketing and Supply on behalf of any of the Retained Companies;

               (P) The Company will transfer each of the Valero Charitable Trust, the Valero Scholarship Trust, the Rulaine Pittman Memorial Scholarship Trust, and the Valero Political Action Committee (VALPAC) to VRM;

               (Q) The Company will take all actions necessary (including, without limitation, executing such documents as may be necessary to change the beneficiary thereof) to transfer, and will cause Valero Management Company to transfer, to VRM or its designated subsidiary, their respective rights in and to all policies of life insurance covering participants in the Company's Executive Deferred Compensation Plan and Key Employee Deferred Compensation Plan; and

               (R) The Company shall assign to VRM or its designated Subsidiary all of its right, title and interest in and to that certain lease Agreement, dated March 17, 1991, between The Manufacturers Life Insurance Company, as landlord, and Valero Industrial Gas Company, as lessee, as amended by that certain Lease Modification and Amendment Agreement, dated January 28, 1994, as the same may heretofore have or hereafter be amended, restated, modified or supplemented, relating to the lease of office space in Washington, D.C.

          (c) In connection with the transfers of assets other than capital stock and the assumptions of Liabilities contemplated by subsection (a) and subsection (b) of this Section, the Company and VRM shall execute or cause to be executed by the appropriate entities the conveyance and assumption instruments in such forms as the Company, VRM and the Acquiror shall reasonably agree; provided that, the transfer of the real property shall be by warranty deed. The transfer of capital stock shall be effected by means of delivery of stock certificates duly endorsed or accompanied by duly executed stock powers and notation on the stock records books of the corporation or other legal entities involved and, to the extent required by applicable law, by notation on appropriate registries.

          (d) Each of the parties hereto understands and agrees that no party hereto is, in this Agreement or in any other agreement or document contemplated by this Agreement or otherwise, representing and warranting in any way as to the title, value or freedom from encumbrance of, or any other matter concerning, any assets of such party, it being agreed and understood that all assets are being transferred "as is, where is", and that the real estate on Schedule 2.1(b)(ii)(B) shall be transferred by warranty deed.

          (e) Prior to the Time of Distribution, the Company and VRM shall take all steps necessary to increase the outstanding shares of VRM Common Stock so that immediately prior to the Distribution, the Company will hold a number of shares of VRM Common Stock equal to the total number of shares of the Company Common Stock outstanding on the Record Date.

          (f) If any assets that are used primarily in the Retained Business including, without limitation, information systems, intellectual property (including software licenses), microwave and other communications systems and trading and risk management operations, would otherwise be held in a Subsidiary that would not be owned directly or indirectly by the Company after the Time of Distribution, then, notwithstanding the foregoing allocation, VRM shall cause each such Subsidiary to contribute such assets to the appropriate Subsidiary of the Company or as the Company otherwise directs as part of the Intercompany Reorganization; provided, however, that the Company shall be responsible for establishing new commodity accounts to accommodate the Retained Business, risk management activities and/or transferring the assets described in sections 2.1(b)(ii)(N) and (O) to Acquiror accounts. Neither any existing commodities account, nor any New York Mercantile Exchange seat held by Valero Marketing and Supply, shall be transferred so as to be a part of the Retained Business.

          (g) The Retained Companies will, at the Effective Time, include all the Company's right, title and interest in and to (a) all assets of the Company or any of its Subsidiaries, including the information systems, that are used primarily in or that are being held primarily for use in or that are otherwise sufficient (including for this purpose the services to be provided pursuant to the Interim Services Agreement) for the operation, as currently conducted, of the Retained Business.

          2.2. Assumption of Liabilities. (a) Subject to Section 2.2(b), and effective as of the time of the Intercompany Reorganization, VRM and the VRM Group, in partial consideration for the transfers set forth in Section 2.1, hereby unconditionally assume and undertake to pay, satisfy and discharge when due in accordance with their terms the VRM Assumed Liabilities, including without limitation:

          (i) all Liabilities relating to or arising from the VRM Assets or the VRM Business (other than such Liabilities expressly assumed or retained by the Company Group pursuant to this Agreement), whether arising before, at or after the Time of Distribution;

          (ii) all Liabilities (including, without limitation, indemnification obligations) relating primarily to or arising primarily from (A) the reports, registration statements and other documents filed by the Company with the SEC prior to the Time of Distribution (including the Company's consolidated financial statements for periods prior to the Time of Distribution included or incorporated by reference therein) and (B) any breach or alleged breach by any director or officerof the Company of his fiduciary duties to the Company and its stockholders occurring at or prior to the Effective Time; and

          (iii) any Liabilities to be assumed by VRM or any of its Subsidiaries pursuant to the transactions contemplated by this Agreement, including without limitation the Liabilities relating to or arising out of (A) the MTBE Project, (B) the warranty deeds described in Sections 2.1(c) and 2.1(d) and (C) the VRM Assumed Liabilities set forth on Schedule 2.2(a).

          (iv) the obligations of VRM pursuant to Section 2.2(c).

          (b) Notwithstanding Section 2.2(a), the Company hereby retains, and the VRM Group does not assume and will have no liability with respect to, the Retained Liabilities.

          (c) The provisions of Section 2.2(b) notwithstanding, within 45 days following the entry of a final, nonappealable judgment in the TECO Litigation, or execution of a settlement agreement with respect to the TECO Litigation approved by VRM (such approval not to be unreasonably withheld or delayed), VRM shall pay to Acquiror in immediately available funds an amount equal to (i) 50% of the amount of such judgment or settlement with respect to that part of any judgment or settlement amount not in excess of $30,000,000, and (ii) 100% of that part of such judgment or settlement amount which is in excess of $30,000,000, plus in each case interest thereon at the applicable statutory rate from the date of such judgment until paid in full.

          2.3.  Repayment of Intercompany Indebtedness and Cash Dividend.

          (a) Dividend Payment. Prior to the Time of Distribution, VRM shall pay a cash dividend of $210,000,000 (the "Cash Dividend") to the Company.

          (b) Intercompany Note. The Company and VRM shall (a) eliminate without payment the $212,450,000 net amount of the intercompany note (the "Intercompany Note") owing from the Company to VRM as of December 31, 1996 (which amount reflects payment to VNG for the assets described in Section 2.1(b)(ii)(H); (b) refrain from creating any obligations under the Intercompany Note after December 31, 1996, except in the ordinary course of business consistent with past practice or as contemplated by the Reorganization Agreements and (c) satisfy by cash payment at the Time of Distribution the full net amount of such note for the period from January 1, 1997 to the Time of Distribution. Prior to the Time of Distribution, the Company and VRM shall agree on the estimate of the net amount so payable. The Company and VRM shall use their reasonable efforts within 60 days after the Time of Distribution to agree on the actual amount so payable. If the actual amount so payable is different from such estimated amount, the Company or VRM will promptly pay the difference to the other, plus interest thereon at a floating rate equal to the prime rate (as in effect from time to time) as reported in the Wall Street Journal from the Time of Distribution to the date of payment. If the parties are unable to so agree on the actual amount, any disputes will be resolved by an independent accounting firm selected by the Company and VRM, the fees and expenses of which will be borne equally by the Company and VRM. Once the actual amount is so agreed or resolved, such amount shall be final and non-appealable.

          (c) Cash Management. Prior to the Time of Distribution, the Company and VRM shall establish and maintain a separate cash management system with respect to the VRM Businesses in accordance with the terms set forth on
Schedule 2.2(c) so that bank accounts are accurately allocated and distributed to VRM and the Company at the Time of Distribution.

          2.4. Resignations. The Company shall cause all of its, and all the Company Group entities', employees and directors to resign, not later than the Time of Distribution, from all boards of directors or similar governing bodies of VRM or any member of the VRM Group on which they serve, and from all positions as officers of VRM or any member of the VRM Group in which they serve. VRM shall cause all of its, and all VRM Group entities', employees and directors to resign, not later than the Time of Distribution, from all boards of directors or similar governing bodies of the Company or any member of the Company Group on which they serve, and from all positions as officers of the Company or any member of the Company Group in which they serve.

          2.5. VRM Certificate of Incorporation and By-Laws; Rights Plan; Name Change. Prior to the Distribution Date, (a) the VRM Board of Directors shall (i) approve the Certificate of Incorporation and shall file the same with the Secretary of State of the State of Delaware and (ii) adopt the By-Laws, and (b) the Company, as sole stockholder of VRM, shall approve such Certificate of Incorporation. Prior to the Distribution Date, VRM shall adopt the VRM Rights Agreement. Prior to the Distribution Date, the Company shall approve as sole stockholder VRM changing its name to "Valero Energy Corporation" following the Effective Time and thereafter shall take any and all other action necessary to be taken by the Company to effect such change.

          2.6. Insurance. The Company maintains various forms of insurance coverages (the "Policies") applicable to both the Retained Business and the VRM Business and in which VRM and/or other members of the VRM Group are included as insureds or named insureds. Effective as of the Time of Distribution, all such Policies (including all prepaid premiums, deposits, refunds, dividends, accrued claims (excluding claims related solely to the Retained Business) and other rights therein) shall be assigned or transferred to VRM and the coverage of the Company and the Retained Subsidiaries under the Policies shall cease under the Policies as of the Time of Distribution; provided however the Retained Companies shall receive a cash payment from VRM equivalent to the prepaid premiums, deposits, refunds and dividends with respect to such Policies at the Time of Distribution to the extent attributable to expenses which have been charged to the Retained Business. From and after the Time of Distribution, the Company and the Retained Subsidiaries shall be responsible for obtaining and maintaining insurance coverages for their own account. Insofar as any existing Policies may provide "claims made" or equivalent coverage, the VRM Group shall, if requested, use reasonable best efforts to assist or cooperate with the Company in purchasing (to the extent obtainable, and at the Retained Companies' sole cost and expense) continuing coverages for claims which are unknown, undiscovered and/or unreported at the Time of Distribution (i.e. "long tail coverage"). Insofar as any claims made (in the case of "claims made" or equivalent coverages) or accrued (in the case of "occurrence" or equivalent coverages) under the Policies prior to the Time of Distribution relate solely to the Retained Business, VRM shall use its reasonable best efforts to assure that the Retained Company and the Retained Subsidiaries can continue to make and/or pursue such claims under the Policies, or that VRM can continue to make and/or pursue such claims on behalf of the Retained Companies, notwithstanding assignment or transfer of the Policies to VRM.

          2.7. Nonassignable Contracts. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any lease, license agreement, contract, agreement, sales order, purchase order, open bid or other commitment or asset if an assignment or attempted assignment of the same without the consent or waiver of the other party or parties thereto would constitute a breach thereof or in any way impair the rights of the VRM Group or the Company Group thereunder. If any such consent or waiver is not obtained or if an attempted assignment would be ineffective or would impair either Group's rights under any such lease, license agreement, contract, agreement, sales order, purchase order, open bid or other commitment or asset so that the Company or VRM or a Subsidiary of either, as applicable, would not receive all such rights, then (x) the Company or VRM, as applicable, shall use reasonable best efforts to provide or cause to be provided to the other or its Subsidiary, to the extent permitted by law, the benefits of any such lease, license agreement, contract, agreement, sales order, purchase order, open bid or other commitment or asset and the Company or VRM, as applicable, shall promptly pay or cause to be paid to the other or its Subsidiary when received all moneys received by the Company Group or VRM Group, as applicable, with respect to any such lease, license agreement, contract, agreement, sales order, purchase order, open bid or other commitment or asset and (y) in consideration thereof the other party or its Subsidiary shall pay, perform and discharge on behalf of such Group all of such Group's debts, liabilities, obligations and commitments with respect thereto in a timely manner and in accordance with the terms thereof. In addition, the Company or VRM, as applicable, shall take such other actions (at the expense of the other) as may reasonably be requested by the other in order to place the other, insofar as reasonably possible, in the same position as if such lease, license agreement, contract, agreement, sales order, purchase order, open bid or other commitment or asset had been transferred as contemplated hereby and so all the benefits and burdens relating thereto, including possession, use, risk of loss, potential for gain and dominion, control and command, shall inure to the applicable Group. If and when such consents and approvals are obtained, the transfer of the applicable lease, license agreement, contract, agreement, sales order, purchase order, open end or other commitment or asset shall be effected in accordance with the terms of this Agreement.

          2.8. Interim Services Agreement. In connection with the Intercompany Reorganiza- tion the Company and VRM shall enter into an Interim Services Agreement in form and substance substantially the same as the Interim Services Agreement attached hereto as Annex A.

          2.9. Company Guarantees. (a) Neither VRM nor any member of the VRM Group shall increase its outstanding obligations in excess of the aggregate amounts of all obligations under the Company Guarantees as of January 31, 1997, set forth on Schedule 1.1(a), nor shall VRM or any of the VRM Group renew or enter into any additional obligations for which the Company would act as guarantor unless such guarantee by its terms expires as to the Company and its Subsidiaries without further liability at or prior to the Time of Distribution. VRM agrees to use its reasonable best efforts to obtain any amendments to, or consents with respect to, the Company Guarantees that are necessary in order that the Company be released no later than the Time of Distribution from any liability or obligation under the Company Guarantees; provided that if any such release has not been obtained by the Time of Distribution, VRM shall; (i) pursuant to Section 8.1 provide the Company with a full indemnity with respect thereto; and (ii) continue to use its best efforts to obtain such release as soon as practicable thereafter.

          (b) VRM shall use its reasonable best efforts to refund the IRBs with replacement industrial revenue bonds prior to the Time of Distribution, which refunding shall eliminate the guarantee by the Company of the IRBs. In the event VRM is unable to so refund the IRBs prior to the Time of Distribution, for a period of up to 120 days following the Time of Distribution VRM shall use its reasonable best efforts to so refund the IRBs and shall pursuant to Section 8.1 provide the Company with a full indemnity with respect to the Company's guarantee of the IRBs. In the event VRM is unable to so refund the IRBs by the 120th day following the Time of Distribution, VRM shall prepay the IRBs in full no later than such 120th day.

          2.10. Conduct of Businesses. Except as otherwise provided in this Agreement from and after December 31, 1996, the VRM Group and the Company Group have carried on and shall carry on their respective businesses and activities diligently and in substantially the same manner as they previously have been carried out and neither the VRM Group nor the Company Group shall make or institute any methods of operation or accounting that vary materially from the methods used by the VRM Group and the Company Group prior to the date hereof. Since December 31, 1996 all intercompany transactions, including without limitation asset transfers and intercompany loans have, and after the date hereof will until the Time of Distribution be accounted for through the Intercompany Note.

                           ARTICLE III
                    MECHANICS OF DISTRIBUTION

          3.1. Mechanics of Distribution. The Distribution shall be effected by the distribution to each holder of record of Company Common Stock, as of the record date designated for the Distribution by or pursuant to the authorization of the Board of Directors of the Company (the "Record Date"), of certificates representing one share of VRM Common Stock and associated VRM Right for each share of Company Common Stock held by such holder.

          3.2. Timing of Distribution. The Board of Directors of the Company shall formally declare the Distribution and shall authorize the Company to pay it immediately prior to the Effective Time, subject to the satisfaction or waiver of the conditions set forth in Article VII, by delivery of certificates for VRM Common Stock to the Transfer Agent for delivery to the holders entitled thereto. The Distribution shall be deemed to be effective upon notification by the Company to the Transfer Agent that the Distribution has been declared and that the Transfer Agent is authorized to proceed with the distribution of VRM Common Stock.

                            ARTICLE IV
                         OTHER AGREEMENTS

          4.1. Use of Names, Trademarks, etc. (a) From and after the Time of Distribution, VRM shall have all rights, including all intellectual property rights in and exclusive use of the trademarks, trade names and service marks, the U.S. federal and Mexican registrations and applications, the Internet domain registration and exclusive use of the name "Valero", and any and all other designs, logos and slogans, related to the names "Valero" and "Valero Energy Corporation" and the "Walking Flame" service mark, all as more particularly set forth on Schedule 4.1, attached hereto, and all other rights (whether tangible or intangible, statutory, at common law or otherwise) in connection therewith, whether alone or in combination with one or more other words or marks in connection therewith. During the period from five business days after January 31, 1997 to the Time of Distribution the VRM group shall not affix the name "Valero" or any other design, logo, slogan, name related to the names "Valero", or "Valero Energy Corporation" or the "Walking Flame" service mark to any new or existing equipment (including without limitation vehicles), or facilities which are Retained Assets. As promptly as practicable after the Effective Time, but in any event no later than four months after the Effective Time, the Company shall cease using the "Valero" name and mark or service mark and the "Walking Flame" service mark, including without limitation, on any signs, badges, parking stickers, letterhead, business cards, invoices and other business forms, telephone directory listings, and advertising and promotional materials; provided, however, that nothing herein shall be construed to prohibit, and neither party shall hereafter take any action which could have the effect of prohibiting, either the Company Group or the VRM Group from continuing to use, after the Effective Time of the blue-green color (PMS 315) now utilized by both the Company Group and the VRM Group on their respective facilities.

          4.2. Intercompany Accounts as of the Time of Distribution. From and after the Time of Distribution all receivables and payables between VRM and any of its Subsidiaries, on the one hand, and the Company and any Retained Subsidiaries, on the other hand, which were intercompany receivables or payables prior to the Time of Distribution and not subject to the intercompany note shall be handled pursuant to the terms of the applicable Intercompany Arrangement.

          4.3. Hunting Lease. Subject to any necessary consents, Valero Corporate Services and Valero Management Company shall assign to VRM its leasehold interest in the Hunting Leases set forth on Schedule 2.1(b)(ii)(K).

          4.4. Airplanes. The terms of ownership of the Airplanes shall be in accordance with the terms and provisions substantially similar to those set forth on Schedule 2.1(b)(ii)(J).

          4.5. Intercompany Arrangements. All agreements, contracts, arrangements and commitments, between a member of the VRM Group on the one hand, and a member of the Company Group on the other hand, entered into prior to the Closing Date for the purchase or sale of goods or services ("Intercompany Arrangements") set forth on Schedule 4.5, shall remain in effect as of and after the Time of Distribution. To the knowledge of the Company, the Intercompany Arrangements set forth on Schedule 4.5, the Reorganization Agreements and the Interim Services Agreement collectively comprise all agreements, contracts, arrangements and commitments between a member of the VRM Group on the one hand, and a member of the Company Group on the other hand entered into prior to the date hereof for the purchase or sale of goods or services, except for such agreements, contracts, arrangements or commitments entered into in the ordinary course in accordance with past practice which agreements, contracts, arrangements or commitments will terminate at or before the Time of Distribution. If following the Time of Distribution any other such agreements, contracts, arrangements or commitments are identified by either Group, then (i) if any such agreement, contract, arrangement or commitment is oral, it shall terminate as of the Time of Distribution and be of no further force and effect, and (ii) if any such agreement, contract, arrangement or commitment is in writing, either party thereto may terminate such agreement, contract, arrangement or commitment upon 45 days written notice to the other party thereto. Each of the Intercompany Arrangements was based on market terms at the date of its inception, other than any interest rates provided for therein. Complete and correct copies of each of the Intercompany Arrangements have been delivered to the Acquiror.

          4.6. Further Assurances. Each of the parties hereto, at its own cost and expense, promptly shall execute such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and to consummate the transactions contemplated hereby.

                            ARTICLE V
                     TAX AND EMPLOYEE MATTERS

          5.1. Tax Sharing; Exclusivity of Tax Sharing Agreement. Prior to the Time of Distribution, VRM and the Company shall enter into a Tax Sharing Agreement in substantially the form attached as Annex C to the Merger Agreement which agreement shall, notwithstanding anything in this Agreement to the contrary, be the exclusive agreement among the parties hereto with respect to all Tax matters, including without limitation indemnification of Tax matters.

          5.2. Employee Benefits. Prior to the Time of Distribution, VRM and the Company shall enter into an Employee Benefits Agreement in substantially the form attached as Annex B to the Merger Agreement.

          5.3. Employees. (a) The Company has made available to Acquiror a list of the employees currently employed exclusively or primarily in the Retained Business indicating the positions which they now hold, their current rates of compensation and which employees, if any, are on short or long term disability, family and medical, military, workers' compensation, or any other type of leave of absence; and copies of all employee handbooks, and policy and procedure manuals. The VRM Group shall use its reasonable efforts to see that the employees on such list shall be transferred to or retained in the Company Group at the Time of Distribution and such employees as shall be transferred to or retained in the Company Group at the Time of Distribution shall include all of the employees necessary to conduct the Retained Business as conducted in the past. The Company and the Acquiror shall cooperate in good faith to reach a mutually satisfactory agreement with respect to the employment of employees whose employment involves both the VRM Group and the Company Group.

          (b) With respect to the Retained Business, neither the Company nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any proceeding or organizing activity asserting that it or any such Subsidiary has committed an unfair labor practice or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike, labor dispute, slow down or stoppage involving the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened that, individually or in the aggregate, are reasonably likely to have a material adverse effect on the Retained Business taken as a whole.

          5.4. Non-Competition Covenants. (a) From and after Distribution until the second anniversary of the Closing Date, VRM shall not, and shall cause its Affiliates and Subsidiaries not to, directly or indirectly, within the geographic area in which such businesses are currently conducted by the Company Group (i) engage in marketing natural gas, or marketing and trading electric power (a "Competitive Business") (provided, that nothing herein shall be construed to preclude VRM from marketing surplus electric power generated at its refineries), (iii) sell, assign or otherwise transfer the trademarks, trade names, service marks, the use of the name "Valero" or any and all other designs, logos and slogans, related to the names "Valero" and "Valero Energy Corporation" and the "Walking Flame" service mark or any other right set forth on Schedule 4.1 to a Competitive Business, or (iv) invest in, as principal, partner or stockholder (otherwise than through the ownership of less than 4% of the outstanding voting securities of any corporation which are listed on a national securities exchange or accepted for quotation of The Nasdaq Stock Market), any person, partnership, firm, corporation or other business entity which is engaged in a Competitive Business; provided, that nothing herein shall be construed to preclude VRM from acquiring (or, thereafter, from operating) a Competitive Business if the operations constituting a Competitive Business are incidental to a larger acquisition of a business or entity whose principal operations do not constitute a Competitive Business. From and after the Distribution, until the second anniversary of the Time of Distribution, VRM shall not, and shall cause its Affiliates and Subsidiaries not to, directly or indirectly, solicit (other than through a general solicitation not directed at a particular individual or group of individuals employed by the Retained Business) for hire any employee, officer, director, executive or consultant currently employed primarily in activities related to the Retained Business or encourage any such employee, officer, director, executive or consultant to leave such employment. Following the Closing, VRM shall not, and shall cause its Affiliates and Subsidiaries not to, directly or indirectly, disclose, divulge, communicate, use to the detriment of Acquiror or the Retained Business or for the benefit of any other person or persons, any confidential, proprietary or sensitive information or trade secrets of the Retained Business, including, without limitation, any and all personnel information, know-how, customer lists, price lists or other financial and operating data relating to the Retained Assets and the Retained Business, unless required to do so by law or legal process. In the event that such disclosure is required by law or legal process, VRM shall immediately notify the Company of the existence, terms and circumstances surrounding such disclosure so that the Company may seek an appropriate protective order prior to the disclosure of such information.

          (b) VRM expressly agrees and understands that the remedy at law for any breach by it or its Affiliates or Subsidiaries of this Section 5.4 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, VRM acknowledges that upon a violation of any provision of this Section 5.4, the Company shall be entitled to immediate injunctive relief and may obtain a temporary restraining order restraining any threatened or further breach and the Company shall be further entitled to require VRM to account for and pay over to the Company all compensation, profits, monies, accruals, or other benefits derived or received by VRM during the period of, and resulting from, the breach of any of the provisions of this Section 5.4. Nothing contained in this Section 5.4 shall be deemed to limit the Company's remedies at law or in equity for any breach of the provisions of this Section 5.4 by VRM or its Affiliates or Subsidiaries. Any covenant on VRM's part contained in this
Section 5.4 which may not be specifically enforceable shall nevertheless, if breached, give rise to a cause of action for monetary damages.

          (c) The parties hereto acknowledge that the covenants contained in this Section 5.4 are independent covenants and shall not be affected by performance or nonperformance of any other provision of this Agreement. VRM has carefully considered the nature and extent of the restrictions upon them and their Affiliates and Subsidiaries and the rights and remedies conferred upon the Company under this Section 5.4, and VRM has independently consulted with their counsel and after such consultation acknowledges and agrees that the covenants set forth in this Section 5.4 are reasonable in time and territory, are designed to eliminate competition that would otherwise be inequitable to the Company and the Retained Business, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment to VRM and its Affiliates and Subsidiaries. It is the desire and intent of the parties that the provisions of this Section 5.4 shall be enforced to the fullest extent permissible under applicable law.

                            ARTICLE VI
                      ACCESS TO INFORMATION

          6.1.  Provision of Records and Information.  Prior to the Time of
Distribution: (i) the Company shall transfer to VRM all minute books and other Information relating to the VRM Business, and (ii) the Company shall transfer to VRM all Tax Records (as defined in the Tax Sharing Agreement) exclusively related to the assets and activities of the VRM Group's Pre-Distribution Periods (as defined in the Tax Sharing Agreement); provided that the transferor of such documents may retain copies of such documents for its use. The original minute books, Tax Records and Information shall be the property of the transferee.

          6.2. Access to Information. From and after the Time of Distribution, each of the Company and VRM shall afford to the other and to the other's Representatives reasonable access and duplicating rights (at the requesting party's expense) during normal business hours and upon reasonable advance notice to each such member all Information within the possession or control of any member of the Company Group or the VRM Group, as the case may be, relating to the business, assets or Liabilities as they existed prior to the Time of Distribution or relating to or arising in connection with the relationship between the constituent elements of the Groups on or prior to the Time of Distribution, insofar as such access is reasonably required for a reasonable business purpose. Without limiting the foregoing, Information may be requested under this Section 6.2 for audit, accounting, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing this Agreement and the other Reorganization Agreements.

          6.3. Production of Witnesses. After the Time of Distribution, each of the Company and VRM shall, and shall cause each member of the Company Group and the VRM Group, respectively, to, make available to VRM or any member of the VRM Group or to the Company or any member of the Company Group, as the case may be, upon written request and without charge (other than the reimbursement by the requesting party of reasonable direct expenses incurred in performance of the obligations described in this Section), such Group's directors, officers, employees and agents as witnesses to the extent that any such Person may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved and relating to the business of the VRM Group or the Company Group as it existed prior to the Time of Distribution or relating to or in connection with the relationship between the constituent elements of the Groups on or prior to the Time of Distribution, provided that the same shall not unreasonably interfere with the conduct of business by the Group of which the request is made.

          6.4. Retention of Records. Except as otherwise required by law or agreed to in writing (including without limitation, in the Tax Sharing Agreement), if any Information relating to the business, assets or Liabilities of a member of a Group as they existed prior to the Time of Distribution is retained by a member of the other Group, each of the Retained Company and VRM shall, and shall cause the members of the Group of which it is a member to, retain all such Information in such Group's possession or under its control until such Information is at least six years old except that if, prior to the expiration of such period, any member of either Group wishes to destroy or dispose of any such Information that is at least three years old, prior to destroying or disposing of any of such Information, (1) VRM or the Retained Company, on behalf of the member of its Group that is proposing to dispose of or destroy any such Information, shall provide no less than 30 days' prior written notice to the other party, specifying the Information proposed to be destroyed or disposed of, and (2) if, prior to the scheduled date for such destruction or disposal, the other party requests in writing that any of the Information proposed to be destroyed or disposed of be delivered to such other party, the party whose Group is proposing to dispose of or destroy such Information promptly shall arrange for the delivery of the requested Information to a location specified by, and at the expense of, the requesting party.

          6.5. Confidentiality. From and after the Time of Distribution, each of the Company Group and the VRM Group shall hold, and shall cause its Affiliates and Representatives to hold, in strict confidence all Information concerning the other party's Group obtained by it prior to the Time of Distribution or furnished to it by such other party's Group pursuant to the Reorganization Agreements and shall not release or disclose such Information to any other Person, except its Affiliates and Representatives, who shall be bound by the provisions of this Section 6.5, and each party shall be responsible for a breach of this Section 6.5 by any of its Affiliates or Representatives; provided, however, that any member of the Company Group or the VRM Group may disclose such Information to the extent that (a) disclosure is compelled by judicial or administrative process or, in the opinion of such Person's counsel, by other requirements of law, or (b) such Person can show that such Information was (i) available to such Person on a nonconfidential basis (other than from a member of the other party's Group) prior to its disclosure by such Person, (ii) in the public domain through no fault of such Person, (iii) lawfully acquired by such Person from another source after the time that it was furnished to such Person by the other party's Group, and not acquired from such source subject to any confidentiality obligation on the part of such source, or on the part of the acquiror, known to the acquiror, or
(iv) treated by such Person with the same care as such Person takes to preserve confidentiality for its own similar Information; provided further that if either Group is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any such Information, such Group shall provide the other Group with prompt written notice of any such request or requirement so that such other Group may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement; if, in the absence of a protective order or other remedy or the receipt of a waiver the Group which received such request is, in the written opinion of its counsel, legally compelled to disclose Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, such Group may, without liability hereunder, disclose to such tribunal only that portion of the Information which such counsel advises is legally required to be disclosed, provided that such Group exercises its best efforts to preserve the confidentiality of the Information, including, without limitation, by cooperating with the other Group to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Information by such tribunal.

                           ARTICLE VII
                            CONDITIONS

          7.1. Conditions to Obligations of the Company. The obligations of the Company to consummate the Distribution hereunder shall be subject to the fulfillment of each of the following conditions:

          (a) Each of the covenants and provisions in this Agreement required to be performed or complied with on or before the Time of Distribution shall have been performed and complied with.

          (b) Each condition to the Closing of the Merger Agreement set forth in Article VIII thereof, other than the condition set forth in Sections 8.1(g) thereof as to the consummation of the Distribution, shall have been fulfilled or waived by the party for whose benefit such condition exists.

          (c) The Board of Directors of the Company and the Acquiror shall be satisfied that the Company's surplus would be sufficient to permit, without violation of Section 170 of the DGCL, the Distribution and shall have given final approval of the Distribution.

          (d) The VRM Common Stock shall have been approved for listing, upon notice of issuance, on the NYSE.

          (e) The Distribution shall have been duly approved by the requisite vote of the holders of Company Common Stock.

          [(f) The No-action Letter shall have been issued and shall be in full force and effect.]

          (g) The Intercompany Reorganization shall have been completed as contemplated by the terms of this Agreement.

                           ARTICLE VIII
                         INDEMNIFICATION

          8.1. Indemnification by VRM. From and after the Effective Time, subject to the provisions of this Article VIII, VRM, its successors and assigns, shall indemnify, defend and hold harmless the Retained Company Indemnitees from and against, and pay or reimburse the Retained Company Indemnitees for, all Indemnifiable Losses, as incurred:

               (i)  relating to or arising from the VRM Assets or the VRM
Liabilities      (including the failure by VRM or any VRM Company, as
applicable, to pay, perform or      otherwise discharge such Liabilities in
accordance with their terms), whether such      Indemnifiable Losses relate to
or arise from events, occurrences, actions, omissions, facts or circumstances occurring, existing or asserted before, at or after the Time of Distribution;

               (ii) arising from or based upon any untrue statement of a material fact contained in any of the Filings, or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; but only in each case with respect to information provided by the Company relating to the VRM Group contained in or omitted from the Filings;

               (iii) relating to the Company Guarantees and the Company's guarantee of the IRBs

               (iv) relating to the warranty deeds described in Sections 2.1(c) and 2.1(d);

               (v) relating to any breach or violation of this Agreement by VRM or, prior to the Time of Distribution, by the Company; any breach by VRM or, prior to the Time of Distribution; by the Company of any of the representations, warranties or covenants made in this Agreement, or any inaccuracy or misrepresentation in the Schedules hereto or in any certificate or document delivered in accordance with the terms of this Agreement;

               (vi) incurred in connection with the enforcement by any Retained Company Indemnitees of their rights to be indemnified, defended and held harmless under this Agreement.

          8.2. Indemnification by Retained Company. From and after the Effective Time, subject to the provisions of this Article VIII, the Retained Company, its successors and assigns, shall indemnify, defend and hold harmless the VRM Indemnitees from and against, and pay or reimburse the VRM Indemnitees for, all Indemnifiable Losses, as incurred:

               (i) relating to or arising from the Retained Assets or the Retained Liabilities (including the failure by the Retained Companies to pay, perform or otherwise discharge such Liabilities in accordance with their terms), whether such Indemnifiable Losses relate to or arise from events, occurrences, actions, omissions, facts or circumstances occurring, existing or asserted before, at or after the Time of Distribution;

               (ii) arising from or based upon any untrue statement of a material fact contained in any Filings, or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; but only in each case with respect to information provided by Acquiror relating to Acquiror or any of its Subsidiaries contained in or omitted from the Filings;

               (iii) incurred in connection with the enforcement by any VRM Indemnitees of their rights to be indemnified, defended and held harmless under this Agreement.

          8.3. Procedures Relating to Indemnification. (a) In order for an Indemnitee to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any Person who is not an Indemnitee against the Indemnitee (a "Third Party Claim"), such Indemnitee must notify the party who may become obligated to provide indemnification hereunder (the "indemnifying party") in writing, and in reasonable detail, of the Third Party Claim reasonably promptly, and in any event within 20 days after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the Indemnitee failed to give such notice). After any required notification (if applicable), the Indemnitee shall deliver to the indemnifying party, promptly after the Indemnitee's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

          (b) If a Third Party Claim is made against an Indemnitee, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof (at the expense of the indemnifying party) with counsel selected by the indemnifying party and reasonably satisfactory to the Indemnitee. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party will not be liable to the Indemnitee for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the indemnifying party fails to take reasonable steps necessary to defend diligently such Third Party Claim within 30 calendar days after receiving written notice from the Indemnitee that the Indemnitee believes the indemnifying party has failed to take such steps or if the indemnifying party has not undertaken fully to indemnify the Indemnitee in respect of all Indemnifiable Losses relating to the matter, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith. If the indemnifying party assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the indemnifying party has not assumed the defense thereof (other than during any period in which the Indemnitee shall have failed to give notice of the Third Party Claim as provided above). If the indemnifying party chooses to defend or prosecute a Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof, which cooperation shall include the retention in accordance with this Agreement and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the indemnifying party chooses to defend or prosecute any Third Party Claim, the Indemnitee will agree to any settlement, compromise or discharge of such Third Party Claim which the indemnifying party may recommend and which by its terms obligates the indemnifying party to pay the full amount of liability in connection with such Third Party Claim; provided, however, that, without the Indemnitee's consent, the indemnifying party shall not consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnitee, that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnitee of a release from all liability with respect to such claim. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the Indemnitee shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld).

          (c) In order for an Indemnitee to be entitled to any indemnification provided for under this Agreement in respect of a claim that does not involve a Third Party Claim, the Indemnitee shall deliver notice of such claim with reasonable promptness to the indemnifying party. The failure by any Indemnitee so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such Indemnitee under this Agreement, except to the extent that the indemnifying party shall have been actually prejudiced by such failure. If the indemnifying party has within 30 business days from the receipt of such notice disputed its liability with respect to such claim, as provided above, the indemnifying party and the Indemnitee shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

          8.4. Certain Limitations. (a) The amount of any Indemnifiable Losses or other liability for which indemnification is provided under this Agreement shall be net of any amounts actually recovered by the Indemnitee from third parties (including, without limitation, amounts actually recovered under insurance policies) with respect to such Indemnifiable Losses or other liability. Any indemnifying party hereunder shall be subrogated to the rights of the Indemnitee upon payment in full of the amount of the relevant Indemnifiable Loss. An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto. If any Indemnitee recovers an amount from a third party in respect of an Indemnifiable Loss for which indemnification is provided in this Agreement after the full amount of such Indemnifiable Loss has been paid by an indemnifying party or after an indemnifying party has made a partial payment of such Indemnifiable Loss and the amount received from the third party exceeds the remaining unpaid balance of such Indemnifiable Loss, then the Indemnitee shall promptly remit to the indemnifying party the excess (if any) of (A) the sum of the amount theretofore paid by the indemnifying party in respect of such Indemnifiable Loss plus the amount received from the third party in respect thereof, less
(B) the full amount of such Indemnifiable Loss or other liability.

          (b) The amount of any Indemnifiable Losses or other Liability for which indemnification is provided under this Agreement or any other amounts payable or reimbursable by one party to another under this Agreement shall be increased or decreased to take account of any net Tax cost or any net Tax benefit in a manner analogous to that described in the Tax Sharing Agreement.

          8.5. Express Negligence. INSOFAR AS TEXAS LAW MAY APPLY, THE PARTIES EXPRESSLY INTEND AND AGREE THAT THE INDEMNIFICATION OBLIGATIONS OF EACH SET FORTH IN SECTIONS 8.1 AND 8.2 SHALL EXTEND TO AND INCLUDE, WITHOUT LIMITATION, ACTIONS FOR INJURIES OR DAMAGES TO ANY PERSON, PARTY OR PROPERTY THAT WERE CAUSED IN WHOLE OR IN PART BY THE INDEMNITEE'S OWN ACTS OR OMISSIONS (SPECIFICALLY INCLUDING, BUT NOT LIMITED TO, NEGLIGENCE AND ACTS OR OMISSIONS GIVING RISE TO STRICT LIABILITY).

                            ARTICLE IX
                    MISCELLANEOUS AND GENERAL

          9.1. Modification or Amendment. The parties hereto may modify or amend this Agreement only by written agreement executed and delivered by duly authorized officers of the respective parties, and the written consent of the Acquiror thereto.

          9.2. Waiver; Remedies. The conditions to the Company's obligation to consummate the Distribution are for the benefit of the Company and the Acquiror and may be waived in whole or in part as may be agreed by the Company and the Acquiror in writing and to the extent permitted by applicable law. No delay on the part of any party hereto in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties may otherwise have at law or in equity.

          9.3. Counterparts. For the convenience of the parties, this Agreement may be executed in any number of separate counterparts each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

          9.4. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

          9.5. Notices. Any notice, request, instruction or other communication to be given hereunder by any party to any other party shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (ii) on the first business day following the date of dispatch if delivered by Federal Express or other nationally reputable next-day courier service, or (iii) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

          (a)  If to VRM:
               Valero Refining and Marketing Company
               530 McCullough Avenue
               San Antonio, Texas  78215
               Attention:  General Counsel
               Telecopy:  (210) 246-2354
               with copies to:
               Wachtell, Lipton, Rosen & Katz
               51 West 52nd Street
               New York, New York  10019
               Attention:  Edward D. Herlihy, Esq.
               Telecopy:  (212) 403-2000

          (b)  If to the Company:
               Valero Energy Corporation
               c/o PG&E Corporation
               77 Beale Street
               San Francisco, California  94105
               Attention:  General Counsel
               Telecopy:  (415) 973-8083
               with copies to:
               Orrick, Herrington & Sutcliffe, LLP
               400 Sansome Street
               San Francisco, California  94111
               Attention:  Leslie P. Jay, Esq.
               Telecopy:  (415) 773-5759

          9.6. Entire Agreement. The Reorganization Agreements (including the Annexes and Schedules thereto) and the Interim Services Agreement (including the Annexes and Schedules thereto) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof and thereof.

          9.7. Certain Obligations. Whenever this Agreement requires any of the Subsidiaries of any party to take any action, this Agreement will be deemed to include an undertaking on the part of such party to cause such Subsidiary to take such action.

          9.8. Assignment. No party to this Agreement shall convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the express written consent of the other party hereto, which shall not be unreasonably withheld or delayed, except that the Company may assign its rights hereunder to an Affiliate or to a successor to all or substantially all of the business of the Company as conducted at the time of the Intercompany Reorganization.

          9.9. Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

          9.10. Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are or are to be thereby aggrieved shall have the right of specific performance and injunctive relief giving effect to its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

          9.11. Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

          9.12. Third Party Beneficiaries. Acquiror shall be a third party beneficiary of this Agreement. Nothing contained in this Agreement is intended to confer upon any Person or entity other than the parties hereto and their respective successors and permitted assigns (other than Acquiror), any benefit, right or remedies under or by reason of this Agreement, except that the provisions of Article VIII hereof shall inure to the benefit of Indemnitees.

          9.13. Schedules. All Schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Matters reflected on the Schedules are not necessarily limited to matters required by this Agreement to be reflected on such Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Capitalized terms used in any Schedule but not otherwise defined therein shall have the respective meanings assigned to such terms in this Agreement.

          9.14. Tax Sharing Agreement. With respect to Tax matters, if there is a conflict between this Agreement and the Tax Sharing Agreement the Tax Sharing Agreement shall control.

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first hereinabove written.

                          VALERO ENERGY CORPORATION

                          By:
                            Name:
                            Title:

                          VALERO REFINING AND MARKETING COMPANY

                          By:
                            Name:
                            Title:

                              ANNEX A

                    INTERIM SERVICES AGREEMENT


     This Interim Services Agreement is entered into by and among Valero Refining and Marketing Company, a Delaware corporation, and Valero Energy Corporation, a Delaware corporation, as of [________, 1997,] and is made effective as of the Effective Time.

     Whereas, VEC, PG&E Corporation and PG&E Acquisition Corporation have executed the Merger Agreement, pursuant to which PG&E Acquisition Corporation will merge with and into VEC, and

     Whereas, in connection with the Merger, VEC and Valero Refining have executed the Distribution Agreement, pursuant to which VEC will cause, prior to the Merger, all of the common stock of Valero Refining to be distributed to the stockholders of VEC, and Valero Refining will cease to be a subsidiary of VEC, and

     Whereas, for a period of time following the Merger, Valero Refining desires to continue to procure certain services from VEC that were formerly performed by or through VEC, and VEC desires to procure certain services from Valero Refining, and each of VEC and Valero Refining has agreed to provide (or cause to be provided) the services described in this Agreement according to the terms and conditions of this Agreement,

     Now, Therefore, Valero Refining and VEC, in consideration of the mutual promises and obligations described in this Agreement, hereby agree as follows:

                         I.  Definitions.

"Aircraft Ownership Agreement" means that certain Ownership Agreement dated
_________, 1997 by and      between VMC and VCSC providing the terms and
conditions under which VMC and VCSC will      jointly own certain aircraft
formerly owned by or leased to VMC.

"Distribution Agreement" means that certain Agreement and Plan of Distribution
dated as of ________,      1997 between VEC and Valero Refining providing for,
among other things, the distribution prior to      the Effective Time of all
of the issued and outstanding shares of common stock of Valero Refining to the stockholders of VEC.

"Effective Date" and "Effective Time" mean the date and the time,
respectively, upon which the Merger      is consummated as prescribed by the
Merger Agreement.

"Houston Sublease" means that certain Sublease dated ________ 1997, between
Valero Refining (as      sublessor) and Valero Natural Gas Company (as
sublessee) providing for the rental of office space      and common areas at
Two Allen Center for the business needs of Valero Natural Gas Company in Houston after the Effective Time.

"including," "includes," or "include" when used in this Agreement means "including but not limited to."

"Merger" means the merger and related transactions contemplated by the Merger Agreement.

"Merger Agreement" means that certain Agreement and Plan of Merger dated January [31], 1997 by and between VEC, PG&E Corporation and PG&E Acquisition Corporation providing for the merger of PG&E Acquisition Corporation with and into VEC.

"PG&E Acquisition Corporation" means PG&E Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of PG&E Corporation formed for the purpose of participating in the Merger.

"PG&E Corporation" means Pacific Gas & Electric Corporation, a California corporation.

"Performing Party" means that party to this Agreement that is rendering Services to the Receiving Party.

"Receiving Party" means that party to this Agreement that is receiving, or is the beneficiary of, Services rendered by the Performing Party.

"Records Agreement" means that certain Records Access and Storage Agreement dated _________, 1997 between VEC and Valero Refining.

"San Antonio Sublease" means that certain Amended and Restated Sublease Agreement dated ________ 1997, between VMC (as sublessor) and Valero Marketing and Supply Company (as sublessee) providing for the rental of office space, common areas, and parking at 530 McCullough for the business needs of Valero Refining in San Antonio after the Time of Distribution.

"Services" means, generally and collectively, the set of services to be provided in accordance with the terms of this Agreement.

"Tax Agreement" means that certain Tax Sharing Agreement dated _______, 1997, among VEC, Valero Refining and PG&E Corporation.

"Time of Distribution" means the time at which the distribution of the common stock of Valero Refining to the stockholders of VEC is consummated in accordance with the Distribution Agreement.

"Valero Refining" means Valero Refining and Marketing Company, a Delaware corporation, and its subsidiaries.

"VCSC" means Valero Corporate Services Company, a Delaware corporation.

"VEC" means Valero Energy Corporation, a Delaware corporation, and its subsidiaries.

"VEC System" means the computer data processing systems operated by VEC prior to the Effective Date whether located in San Antonio, Houston, Corpus Christi, or any office of VEC as may be modified by VEC after the Effective Date.

"VMC" means Valero Management Company, a Delaware corporation.

                II.  Terms of General Application

     2.1 Performance of Services. Each Performing Party will perform (or cause to be performed) its Services in a professional manner, with due diligence and due care. Each Performing Party agrees to perform (or cause to be performed) its Services as economically as possible with the minimum number of employees, time, and materials necessary to perform properly the Services. Each Performing Party agrees to use its best efforts to meet any completion dates established in this Agreement for the performance of the Services. Except as otherwise expressly provided in this Agreement, the Services shall be of the type and extent provided by each Performing Party prior to the Effective Date. The Performing Party's obligation to provide any particular Service is limited to its performance of Services using its resources existing as of the Effective Date. In no event shall the Performing Party be required to add to its staff, equipment, facilities or other resources in order to provide any Service.

     2.2 Cooperation. Each party to this Agreement will cooperate with each other and assist each other to facilitate the performance of the Services. To this end, each party agrees to furnish timely any information in its possession that is reasonably necessary for the performance of the Services but which the other party does not possess.

     2.3 Severability and Cancellation of Services. The Services described in the various sections of this Agreement are severable. (The San Antonio Sublease and the Houston Sublease are not considered "Services" to which the provisions of this Section 2.3 apply.) A Receiving Party may elect to cancel any one or more of the Services at any time by providing written notice to the Performing Party. Unless expressly provided elsewhere in this Agreement, any election of cancellation received by the Performing Party on or before the first business day of a given month will be effective as of the last calendar day of that month (e.g., notice received on July 19, 1997 will be effective as of August 31, 1997; notice received on August 1, 1997 will be effective as of August 31, 1997). Each of the Services provided to each Receiving Party hereunder is to be provided on an interim basis for the period of time reasonably necessary for such Receiving Party to arrange for the delivery of such Service by third parties or to develop the ability itself to provide such Service. Each Receiving Party will use its best efforts to arrange for the delivery of such Service by third parties or to develop the ability itself to provide such Service, and will cancel each such Service pursuant to this
Section 2.3 as soon as practicable after the date of this Agreement.

     2.4 Term and Termination. The term of this Agreement will commence at the Effective Time and will end at 5:00 p.m. on December 31, 1998, except for any particular Service that is earlier canceled pursuant to Section 2.3 or for which this Agreement specifically provides for an earlier or later termination of a Performing Party's obligation to provide that Service.

     2.5 Payment. The parties agree to the amounts listed in Exhibit A (attached to this Agreement and incorporated herein for all purposes), as increased from time to time in accordance with Section 2.5.4, as full and adequate compensation for the Services rendered under this Agreement.

          2.5.1 Billing and Payment for Services Rendered. Each party will bill the other party monthly (in accordance with the rates listed in Exhibit A) as of the first day of the month, for Services rendered during the prior month. VEC will send invoices to Valero Refining to the attention of the Treasurer. Valero Refining will send invoices to VEC to the attention of the Treasurer. Invoices may be delivered to either party by facsimile. The parties agree to pay the stated fees and charges within 30 days from the date of invoice. The parties may offset amounts owing to one another so that only one payment is required. In satisfaction of amounts owing under this Agreement, the parties will remit funds either by wire transfer or ACH (Automated Clearing House) in accordance with the payment instructions stated in Exhibit B.

          2.5.2 Reimbursements. If either party incurs a reasonable and necessary out-of-pocket expense directly in connection with the rendering of Services (e.g., payroll, payables), then the party for whom the payment was made will reimburse that amount to the payor-party either on the day that the payment was made or the next business day, in accordance with the payment instructions stated in Exhibit B, without regard to the billing and payment schedule described in Section 2.5.1.

          2.5.3 Misapplied Cash Receipts. If a cash receipt belonging to one party is erroneously deposited into the other party's account, then the party who received the misapplied funds will promptly transfer the funds to the other party's bank account in accordance with the payment instructions listed in Exhibit B. The transfer will be made either on the same day that available funds are received, or on the business day when available funds have been collected.

          2.5.4 Fee Increases. Each Performing Party may increase the fee for any Service provided by that Performing Party upon 60 days' prior written notice to the Receiving Party in order to reflect any increase in the cost of providing that Service.

     2.6 Confidentiality. Each party will use due care to protect the confidentiality of all proprietary information regarding the other party received or generated pursuant to this Agreement, and will use and copy such information only as required to perform the Services in accordance with the terms of this Agreement. Each party will limit disclosure of proprietary information of the other party to those individuals who have a need to know such information in order to provide the Services, except for any disclosures that are required by law or other governmental authority.

     2.7 Conflict of Terms. If the terms of this Agreement conflict with the terms of the Aircraft Ownership Agreement, Distribution Agreement, Houston Sublease, Merger Agreement, Records Agreement, San Antonio Sublease, or Tax Agreement (collectively the "Other Agreement(s)") with respect to any matter, then the terms of the Other Agreement(s) will control.

                    III.  Information Services

     3.1 Information Services. In consideration for the fees described on Exhibit A, VEC will provide the following Information Services to Valero Refining (the "Information Services").

          3.1.1 Processing Services. VEC will provide data processing services on the VEC System to Valero Refining for all applications supporting the VRM Business (as defined in the Distribution Agreement) as of the Effective Date. In all cases, Valero Refining will be responsible for furnishing to VEC all data necessary to run the applications and achieve the desired results.

          3.1.2 Maintenance and Support. VEC will provide the following maintenance and support services to Valero Refining.

               (a) Maintenance. VEC will provide maintenance required for the VEC System computer equipment, data communications facilities and operating system software used in performance of the Information Services. For the VEC System software used in performing the Information Services, VEC will provide all maintenance necessary to keep such software performing in accordance with the specifications in effect as of the Effective Date.

               (b) Exclusion of PCs and Servers. VEC will not provide maintenance for the desktop personal computers, printers, and servers owned by Valero Refining. Valero Refining will be responsible for procuring any maintenance required by Valero Refining for these assets.

     3.2 Procedures. The following procedures will apply to the rendering of Information Services.

          3.2.1 Access to the VEC System. VEC will provide to Valero Refining all reasonable access to the VEC System during the same access hours for which Valero Refining had access immediately prior to the Effective Date.

          3.2.2 Delivery. Valero Refining, at its own risk and expense, will be responsible for transporting or transmitting to and from the VEC System (i) all data and information necessary for VEC to perform the Information Services, and (ii) all reports provided by VEC hereunder. VEC will have no obligation to determine the authenticity, genuineness or accuracy of items delivered by Valero Refining or the accuracy or correctness of the reports based thereon.

          3.2.3 Computer System Instructions. VEC may from time to time provide Valero Refining with instructions governing the operation of the VEC System. Valero Refining will comply with all reasonable policies, procedures and standards published and provided by VEC relating to the operation of the VEC System and to the performance of Information Services.

          3.2.4 Communications. All costs associated with the installation and removal of remote terminals, printers, modems, servers, controllers and related equipment of Valero Refining are the responsibility of Valero Refining. All interconnected communications configurations are subject to the approval of VEC before installation, whose approval shall not be unreasonably withheld or delayed.

     3.3 Fees. In addition to the fees described on Exhibit A, the following terms will apply to Information Services.

          3.3.1 Service Fees. For all mainframe-based use of the VEC System by Valero Refining, Valero Refining agrees to pay to VEC a fee determined on a "percentage of use" basis. Each month VEC will determine the percentage of Valero Refining's mainframe-based use of the VEC System, and will bill Valero Refining an amount equal to the total VEC System mainframe-based operating, maintenance and data storage costs multiplied by Valero Refining's percentage of such use.

          3.3.2 Programming. VEC will provide all labor required for the initial setup prior to the Effective Date of programs in connection with the Information Services. After the Effective Date, Valero Refining agrees to pay for all subsequent programming performed by VEC on behalf of Valero Refining at a rate which includes all direct and indirect labor costs of VEC for such programming. Valero Refining will reimburse all reasonable and direct out-of-pocket expenses incurred by VEC in connection with such programming services.

     3.4 Data Storage. VEC will apply the same backup, storage, and recovery procedures to data relating to the Information Services that VEC applies to its own data. Upon receipt of a written request from Valero Refining, VEC will tender to Valero Refining all stored data, provided that Valero Refining shall not be in default with respect to any amounts due for the Information Services provided hereunder.

              IV.  Financial and Regulatory Services

     4.1 Financial and Regulatory Services. In consideration for the fees described on Exhibit A of this Agreement, VEC and Valero Refining will provide the following financial and regulatory services (the "Financial and Regulatory Services"):

          4.1.1     Tax Services.  VEC and Valero Refining (or their
affiliates) will perform any tax      services in accordance with terms of the
Tax Agreement.

          4.1.2 Governmental Compliance. VEC will furnish all accounting, finance, and legal support requested by Valero Refining to assist Valero Refining in the preparation, review, and timely filing in 1997 and years thereafter of all documents (including financial statements) covering periods prior to the Effective Date, as such filings may be required by the Securities Exchange Act of 1934, the Securities Act of 1933, or the rules and regulations promulgated by the Securities and Exchange Commission pursuant to those Acts. These documents may include registration statements, annual reports, and quarterly reports of Valero Refining. VEC and Valero Refining each will assist the other in the preparation and filing of any other documents required by regulatory authorities, whether federal or state, that are related to the operations of VEC or Valero Refining prior to the Effective Time. A Performing Party's obligation to offer the Services described in this paragraph shall continue until the passage of all regulatory deadlines and statutes of limitation for the applicable document or filing.

          4.1.3 Check Printing. For a period not to exceed four months after the Effective Date, Valero Refining will make available to VEC check printing services through the Treasury department of Valero Refining, provided that VEC will be responsible for the mailing of all checks printed by Valero Refining on behalf of VEC.

                   V.  Administrative Services

     5.1 Administrative Services to be Provided by VEC. In consideration for the fees described on Exhibit A of this Agreement, VEC will provide the following administrative services to Valero Refining.

          5.1.1 San Antonio Office Space and Parking. VEC will cause VMC to provide to Valero Refining office space, use of common areas, and parking for the business needs of Valero Refining in San Antonio in accordance with terms of the San Antonio Sublease.

          5.1.2 Security. VEC will provide security services for the personnel and property of Valero Refining and the Valero Federal Credit Union located at 530 McCullough in San Antonio in the same manner as security services are provided by VEC for its own personnel and property in San Antonio.

          5.1.3 Telecommunications. VEC will provide local and long-distance telephone, facsimile, teleconference, and other telecommunications availability and support for the business needs of Valero Refining in San Antonio.

          5.1.4. Mail Room. VEC will provide mail (including U.S. postal service and commercial expedited courier service) receiving, sorting, and distribution services for Valero Refining in San Antonio.

          5.1.5 Printing and Document Design. VEC will provide printing and document design services to Valero Refining for a period not to exceed six months following the Effective Date.

        5.1.6   Purchasing.  In coordination with the Vice
President-Administration of Valero Refining, VEC will provide purchasing services to Valero Refining with respect to its San Antonio and Houston operations. VEC will issue purchase orders on behalf of and in the name of Valero Refining.

        5.1.7 Records. VEC will provide records storage and access services to Valero Refining in accordance with the Records Agreement.

        5.1.8 Travel. VEC will provide travel-related services to Valero Refining, including the booking and ticketing of airline flights and related reservation services. Air-carriage services will be provided in accordance with the Aircraft Ownership Agreement.

    5.2 Administrative Services to be Provided by Valero Refining. In consideration for the fees described on Exhibit A of this Agreement, Valero Refining will provide the following administrative services to VEC.

        5.2.1 Houston Office Space. Valero Refining will provide to VEC office space and the use of common areas for the business needs of VEC in Houston in accordance with terms of the Houston Sublease.

        5.2.2 Health Care Administration. Valero Refining will provide claims processing through April 15, 1998 for the medical, dental, reimbursement, and other health care claims incurred prior to the Effective Time by VEC employees.

        5.2.3 Payroll. For a period not to exceed four months after the Effective Date, Valero Refining will provide payroll services for VEC with respect to the employees of VEC, such services to include the preparation and distribution of semi-monthly payroll checks, administration of employee federal payroll tax and other withholdings, administration (including remittance) of employer payroll tax contributions, maintenance of payroll-related tax returns, and preparation and mailing of Forms W-2 for the year 1997.

        5.2.4 Accounts Payable. For a period not to exceed four months after the Effective Date, Valero Refining will provide accounts payable processing for VEC accounts. Valero Refining will process invoices from VEC creditors, provide data for appropriate bookkeeping, and print checks for the processed accounts.

                        VI.  Miscellaneous

    6.1 Additional Services. Valero Refining and VEC may determine that services not specifically described in this Agreement may be necessary or desirable during the term of this Agreement. If the parties through their appropriate representatives agree upon such other services, then these services will be incorporated into this Agreement by a written amendment and will be subject to all provisions of this Agreement unless expressly stated otherwise in the written amendment. The persons authorized to request additional services on behalf of Valero Refining are the President, any Vice President, the Controller and the Treasurer. The persons authorized to request additional services on behalf of VEC are the President, any Vice President, the Controller and the Treasurer.

    6.2 Independence of Parties.

        6.2.1 Independent Contractors. The parties agree that each of VEC (or its designee) and Valero Refining (or its designee), with respect to one another, is an independent contractor in the performance of Services under this Agreement. The parties agree that this Agreement is not intended to create a joint venture or partnership relationship. The Performing Party's employees will not be, or be deemed to be, the employees of the Receiving Party, and these employees shall be subject to the Performing Party's exclusive supervision, direction, and control. The Receiving Party will have the right to inspect the performance of the Services to ensure satisfactory completion of them, but the parties acknowledge that the Receiving Party is not directly responsible for the actual performance of the Services. It is further agreed that the Performing Party is solely and individually liable for all labor and expenses in connection with the Services performed. The parties agree that neither party will have the right or authority to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of the other party, or to bind the other party in any way.

        6.2.2 No Obligation for Compensation or Benefits. Neither federal, state nor local income or payroll tax will be withheld or paid by the Receiving Party on behalf of the Performing Party or the Performing Party's employees. No workers' compensation insurance will be obtained by the Receiving Party concerning the Performing Party or the Performing Party's employees. The employees of the Performing Party shall have no claim against the Receiving Party for any compensation, reimbursement, injury or damages of any kind.

    6.3 Liability and Indemnification. Neither party makes any warranty, express or implied, with respect to the Services to be provided by such party under this Agreement. The liability of any Performing Party with respect to the quality of performance of Services provided under this Agreement is limited to the total compensation for the Services provided by that party under this Agreement and shall not include any contingent liability. The sole remedy (other than the amount of damages described in the foregoing sentence) for the Performing Party's breach of this Agreement shall be the termination of this Agreement. The Receiving Party's receipt of any Service performed hereunder shall be deemed an unqualified acceptance of such Service and a waiver by the Receiving Party of any and all claims with respect to such Service, unless the Receiving Party gives notice of such claim within five days after the date such item of Service was performed. Neither party will be liable under this Agreement to the other party (or affiliate thereof) for indirect, incidental, punitive, special or consequential damages, including lost profits or revenue, even if the liable party has been advised of the possibility of such damages or any claim against the other party by any third party. A Performing Party will not be liable for any costs, expenses, losses, liabilities, claims or damages, including attorneys' fees (hereafter "Claims") directly or indirectly attributable to the actions of the Performing Party, whether or not negligent, in performance of its obligations under this Agreement, except that the same may be attributable to the [gross negligence] or willful misconduct of the Performing Party.

        6.3.1 Indemnification Covenant of Receiving Party. With respect to any Service performed for the benefit of a Receiving Party, the Receiving Party shall indemnify, defend and hold the Performing Party harmless from and against any and all Claims (except for those Claims described in Section 6.3.2 or excluded by Section 6.3.3 of this Agreement) incurred by or assessed against the Performing Party in connection with: (a) the performance of Services by the Performing Party under this Agreement, (b) the injury to or death of any person during the term of this Agreement who is an employee of the Receiving Party at the time of the occurrence which causes such injury or death, or (c) loss of or damage to any property of the Receiving Party during the term of this Agreement.

        6.3.2 Indemnification Covenant of Performing Party. With respect to the Services performed by the Performing Party, the Performing Party shall indemnify, defend and hold the Receiving Party harmless from and against any and all Claims incurred by or assessed against the Receiving Party in connection with the gross negligence, willful misconduct, or fraud of, or the imposition of punitive or exemplary damages against, the Performing Party in the performance of Services under the terms of this Agreement.

        6.3.3 General Terms Regarding Indemnification. All indemnities set forth in this Agreement extend to the officers, directors, employees and affiliates of the party indemnified. Unless this agreement expressly provides to the contrary, the indemnities set forth herein apply regardless of whether the indemnified party (or its employees, agents, contractors, successors or assigns) was a contributing cause of the indemnified Claim, expressly including indemnified Claims arising out of or resulting, in whole or part, from the indemnified party's (or its employees', agents', contractors', successors' or assigns') sole or concurrent negligence. However, the indemnities set forth in this agreement do not extend to any part of an indemnified Claim that is the result of the gross negligence, willful misconduct or fraud of the indemnified party or the result of the imposition of punitive or exemplary damages on the indemnified party.

    6.4 DTPA Waiver. Each Receiving Party hereby waives the provisions of the Texas Deceptive Trade Practices-Consumer Protection Act, chapter 17, subchapter E, sections 17.41 through 17.63, inclusive, Texas Business and Commerce Code. To evidence its ability to grant such waiver, each Receiving Party hereby represents and warrants to the Performing Party that the Receiving Party (a) is in the business of seeking or acquiring, by purchase or lease, goods or services for commercial or business use, (b) has assets of $5 million or more according to its most recent financial statement prepared in accordance with generally accepted accounting principles, (c) has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of the transactions contemplated by this Agreement, and
(d) is not in a significantly disparate bargaining position.

    6.5 Force Majeure. A Performing Party will not be considered in default in performance of its obligations hereunder if performance is prevented or delayed by acts of God or government, labor disputes, fires, power failures, failure or delay of transportation, or by vendors or subcontractors, or any other similar cause or causes beyond the reasonable control of that party, whether similar to the causes specified herein or not, provided that the Performing Party exercises all diligence in response to the force majeure and uses its best efforts to perform its obligations hereunder as soon as possible after termination of the force majeure. Neither party will be obligated to settle a dispute or otherwise take any action that is not commercially reasonable to terminate an event of force majeure.

    6.6 Governing Law, Amendments, Successors and Assigns. This Agreement will be governed by and construed in accordance with Texas law. This Agreement may be amended, but only by a written instrument executed by a duly authorized representative of each of VEC and Valero Refining. No party to this Agreement may assign its rights or obligations under the Agreement without the prior written consent of the other. This Agreement is binding upon the successors and permitted assigns of VEC and Valero Refining.

    6.7 Disputes. If a Receiving Party, within 10 days after receipt of an invoice, disputes any charge set forth therein, the Receiving Party shall notify the Performing Party in writing. The parties shall promptly attempt to resolve any such dispute. If either party determines that the dispute cannot be resolved in a mutually agreeable manner, the dispute shall be submitted, within five days of notification to the other party, to Arthur Andersen LLP, or if Arthur Andersen LLP declines the referral, to another independent public accountant mutually acceptable to the parties (the "Accountant"). The Accountant shall make an investigation of the disputed charges as it deems necessary and shall finally determine the amount of the charge. The cost of the Accountant shall be borne by the Receiving Party if the invoiced amount is determined to be correct, and shall be borne by the Performing Party if the invoiced amount is determined to be incorrect. Pending such determination, the Receiving Party shall pay the invoiced amount, with appropriate adjustments to be made by the Performing Party following a final determination.

    The parties have executed this Interim Services Agreement to be effective as of the Effective Date.


                             VALERO ENERGY CORPORATION

                             By:
                                 [insert name and title]

                             VALERO REFINING AND MARKETING COMPANY

                             By:
                                 [insert name and title]

[The following schedules or annexes have been omitted from this filing pursuant to Regulation S-K section 229.601(b)(2). The Company undertakes to furnish supplementally a copy of any omitted schedule or annex to the Commission upon request.]

Schedule 1.1(a) -- Company Guarantees
Schedule 1.1(b) -- MTBE Project
Schedule 1.1(c) -- Retained Company Assumed Liabilities
Schedule 2.1(a) -- Retained Subsidiaries
Schedule 2.1(b)(ii)(B) -- Esco Real Estate
Schedule 2.1(b)(ii)(C) -- Promissory Notes
Schedule 2.1(b)(ii)(D) -- Esco Leases
Schedule 2.1(b)(ii)(G) -- Computer Software
Schedule 2.1(b)(ii)(H) -- Butane Splitter and Debutanizer
Schedule 2.1(b)(ii)(I) -- Valero Corporate Services Company, Listing of Property, Plant and
Equipment as of January 1, 1997
Schedule 2.1(b)(ii)(J) -- Airplanes
Schedule 2.1(b)(ii)(K) -- Hunting Lease
Schedule 2.1(b)(ii)(L) -- Methanol Pipeline Segments
Schedule 2.2(a) -- VRM Assumed Liabilities
Schedule 2.2(c) -- Cash Management Overview
Schedule 4.1 -- Trademarks/Service Marks
Schedule 4.5 -- Intercompany Arrangements